Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 of Unitil Corporation and subsidiaries of our report dated January 30, 2013, relating to our audits of the consolidated financial statements as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012, which appears in the Annual Report on Form 10-K of Unitil Corporation and subsidiaries for the year ended December 31, 2012.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ McGladrey LLP

Boston, Massachusetts
January 28, 2014